Registration No. 811-04782

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON June 23, 2021

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]

Amendment No. 293	[X]
(Check appropriate box or boxes)

HSBC FUNDS
(Exact name of registrant as specified in charter)
4400 Easton Commons, Suite 200
Columbus, Ohio 43219-3035
(Address of principal executive offices)
Registrant's Telephone Number, including area code: (800) 782-8183

Stefano R. Michelagnoli, President
452 Fifth Avenue
New York, New York 10018-2786
(Name and address of agent for service)
Please send copies of all communications to:

David J. Harris, Esq.
Brenden P. Carroll, Esq.
Dechert LLP
1900 K Street, N.W.
Washington, D.C. 20006-2401

It is intended that this filing will become effective immediately upon filing in accordance with Section 8 of the Investment Company Act of 1940 and the rules thereunder.

Explanatory Note

HSBC Funds (the “Trust”), on behalf of HSBC Opportunity Portfolio (the “Portfolio”), is filing this amendment to the Registration Statement (File No. 811-04782) (the “Registration Statement”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), for purposes of amending Amendment No.285 to the to the Trust’s Registration Statement filed with the U.S. Securities and Exchange Commission on February 26, 2021 (Accession No. 0001206774-21-000537) (“Amendment 285”). The Part A and B of the Registration Statement, as filed in Amendment 285, are incorporated by reference herein. Part C is filed herewith.

Beneficial interests in the Portfolio (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “1933 Act”). This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act. This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any Interests of the Portfolio.

HSBC FUNDS

HSBC Opportunity Portfolio
(the “Portfolio”)

Amendment dated June 23, 2021 to the Part B of the Registration Statement dated February 28, 2021

Effective immediately, the following changes are being made to the Part B of the Registration Statement:

The fourth and sixth paragraphs under the “Disclosure of Portfolio Holdings” section beginning on page 31 of the Part B of the Registration Statement are being replaced in their entirety with the following paragraphs, respectively:

The Trust or the Adviser may share non-public holdings information of the Trust sooner than 60 days of the end of the fiscal quarter with the Adviser and other service providers to the Trust (including the Trust’s custodian, the Sub-Administrator; and pricing services such as FT Interactive). In addition, the Trust may share non-public holdings information with mutual fund ranking services and NRSROs, including Standard & Poor’s Corporation, Morningstar, Lipper Analytical Services, FactSet, Fitch Ratings, Inc., Fundipedia and Bloomberg L.P. These service providers and other entities owe contractual, fiduciary, or other legal duties of confidentiality to the Trust or the Adviser that foster reasonable expectations that holdings information will not be misused. The Trust’s officers may authorize disclosure of the Trust’s holdings portfolio information to service providers where such service provider needs information to fulfill its duties.

Currently, the Trust has arrangements to provide additional disclosure of holdings information to the following evaluation services: Lipper Analytical Services (10 days after the end of each month), Morningstar (5 business days after the end of each month), Bloomberg L.P. (60 days after the end of each quarter), FactSet (daily), Fitch Ratings, Inc. (two times per month), Fundipedia (5 business days after the end of each month) and Standard & Poor’s Corporation (between 3-5 days after the end of each week).

Investors Should Retain This Amendment For Future Reference

PART C

Other Information

ITEM 28. EXHIBITS

(a)	(1)	Amended and Restated Agreement and Declaration of Trust dated October 12, 2017. (5)
	(2)	Amended Schedule A dated December 11, 2019 to the Amended and Restated Agreement and Declaration of Trust. (8)
(b)		By-Laws dated March 10, 2016. (1)
(c)		Not applicable.
(d)	(1)(i)	Master Investment Advisory Contract, dated June 24, 2016, between HSBC Funds and HSBC Global Asset Management (USA) Inc. (1)
	(1)(ii)	Investment Advisory Contract Supplement, dated June 24, 2016, regarding HSBC U.S. Treasury Money Market Fund. (1)
	(1)(iii)	Investment Advisory Contract Supplement, dated June 24, 2016, regarding HSBC U.S. Government Money Market Fund. (1)
	(1)(iv)	Investment Advisory Contract Supplement, dated June 24, 2016, regarding HSBC Opportunity Portfolio. (1)
	(2)	Sub-Advisory Agreement, dated June 24, 2016, between HSBC Global Asset Management (USA) Inc. and Westfield Capital Management L.P. regarding HSBC Opportunity Portfolio. (1)
(e)	(1)	Form of Selling Agreement. (1)
	(2)	Form of Dealer Agreement. (1)
	(3)	Distribution Agreement, dated May 31, 2017 between HSBC Funds and Foreside Distribution Services, L.P. (5)
	(4)	First Amendment to the Distribution Agreement, dated June 7, 2018, between HSBC Funds and Foreside Distribution Services, L.P. (6)
(f)		Not applicable.
(g)	(1)	Custodian Agreement, dated November 1, 2006, between HSBC Funds and The Northern Trust Company. (3)
	(2)	Amended Schedule B to the Custodian Agreement between HSBC Funds and The Northern Trust Company, dated March 3, 2015. (5)
	(3)	Amended Schedule B to the Custodian Agreement between HSBC Funds and The Northern Trust Company, dated March 7, 2019. (7)
(h)	(1)(i)	Operational Support Services Agreement, dated December 16, 2020 between HSBC Global Asset Management (USA) Inc. and HSBC Funds on behalf of HSBC U.S. Government Money Market Fund and HSBC U.S. Treasury Money Market Fund. (11)
	(2)	Services Agreement, dated December 14, 2017, between Citi Fund Services Ohio, Inc. and HSBC Funds. (5)
	(3)	Amendment to Services Agreement, dated April 12, 2018, between Citi Fund Services Ohio, Inc. and HSBC Funds. (6)
	(4)	Amendment to Services Agreement, dated December 13, 2018, between Citi Fund Services Ohio, Inc. and HSBC Funds. (6)
	(5)	Expense Limitation Agreement between HSBC Global Asset Management (USA) Inc. and HSBC Funds, effective March 1, 2021. (11)
	(6)	Administration Services Agreement, dated June 24, 2016, between HSBC Global Asset Management (USA) Inc. and HSBC Funds. (1)

	(7)	Amendment to Administration Services Agreement, dated April 1, 2019, between HSBC Global Asset Management (USA) Inc. and HSBC Funds. (7)
	(8)	Sub-Administration Services Agreement, dated December 14, 2017, between Citi Fund Services Ohio, Inc. and HSBC Global Asset Management (USA) Inc. (5)
	(9)(i)	Transfer Agency and Service Agreement, dated July 15, 2016, between DST Asset Manager Solutions, Inc., and HSBC Funds. (4)
	(9)(ii)	Amendment to Transfer Agency and Service Agreement, dated October 13, 2016, between DST Asset Manager Solutions, Inc., and HSBC Funds. (4)
	(9)(iii)	Amendment to Transfer Agency and Service Agreement, dated May 18, 2017, between DST Asset Manager Solutions, Inc., and HSBC Funds. (5)
	(9)(iv)	Amendment to Transfer Agency and Service Agreement, dated May 6, 2019, between DST Asset Manager Solutions, Inc., and HSBC Funds. (7)
(i)		Not applicable.
(j)	(1)(i)	Power of Attorney. (9)
	(1)(ii)	Power of Attorney. (10)
	(2)	Not applicable.
(k)		Not applicable.
(l)		Not applicable.
(m)	(1)	Master Distribution Plan relating to Class A Shares, dated June 24, 2016. (1)
	(2)	Master Distribution Plan relating to Class B Shares, dated June 24, 2016. (1)
	(3)	Master Distribution Plan relating to Class C Shares, dated June 24, 2016. (1)
	(4)	Master Distribution Plan relating to Class D Shares, dated June 24, 2016. (1)
(n)		Multiple Class Plan. (1)
(o)		Not applicable.
(p)	(1)	Code of Ethics for HSBC Funds. (6)
	(2)	Amended Code of Ethics for HSBC Global Asset Management (USA) Inc. (7)
	(3)	Amended Code of Ethics for Citi Fund Services Ohio, Inc. (7)
	(4)	Amended Code of Ethics for Westfield Capital Management Company, L.P. (2)

*       *       *       *       *       *       *       *       *       *      *      *

(1)	Incorporated herein by reference from post-effective amendment No. 214 to the Registration Statement as filed with the SEC on June 27, 2016.
(2)	Incorporated herein by reference from post-effective amendment No. 184 to the Registration Statement as filed with the SEC on February 27, 2015.
(3)	Incorporated herein by reference from post-effective amendment No. 104 to the Registration Statement as filed with the SEC on February 28, 2007.
(4)	Incorporated herein by reference from post-effective amendment No. 226 to the Registration Statement as filed with the SEC on February 28, 2017.
(5)	Incorporated herein by reference from post-effective amendment No. 227 to the Registration Statement as filed with the SEC on February 28, 2018.
(6)	Incorporated herein by reference from post-effective amendment No. 230 to the Registration Statement as filed with the SEC on January 31, 2019.
(7)	Incorporated herein by reference from post-effective amendment No. 243 to the Registration Statement as filed with the SEC on December 20, 2019.
(8)	Incorporated herein by reference from post-effective amendment No. 248 to the Registration Statement as filed with the SEC on February 28, 2020.
(9)	Incorporated herein by reference from post-effective amendment No. 269 to the Registration Statement as filed with the SEC on December 23, 2020.
(10)	Incorporated herein by reference from post-effective amendment No. 273 to the Registration Statement as filed with the SEC on February 18, 2021.
(11)	Incorporated herein by reference from post-effective amendment No. 275 to the Registration Statement as filed with the SEC on February 26, 2021.

ITEM 29. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

Not applicable.

ITEM 30. INDEMNIFICATION

Article VII, Section 7.5 of the Registrant's Amended and Restated Agreement and Declaration of Trust provides for the indemnification of the trustees, officers, employees, agents and other controlling persons of the Registrant. The Amended and Restated Agreement and Declaration of Trust is incorporated by reference as Exhibit (a)(1).

Section 17(h) of the Investment Company Act of 1940 provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

Pursuant to the Distribution Agreement, Foreside Distribution Services, L.P. agrees to indemnify the Registrant, its officers, trustees, employees, and any person who controls the Trust (within the meaning of Section 15 of the Securities Act of 1933) against certain liabilities. A copy of the Registrant's Distribution Agreement is incorporated by reference as Exhibit (e)(3).

The Registrant may be party to other agreements that include indemnification, or substantially similar, provisions for the benefit of the Registrant's trustees, officers, employees and any person who controls the Trust.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant's organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISERS

HSBC Global Asset Management (USA) Inc., 452 Fifth Avenue, New York, New York 10018, serves as investment adviser (“Adviser”) and is a wholly-owned subsidiary of HSBC Bank USA, Inc., a New York State chartered bank, which is a wholly-owned subsidiary of HSBC USA, Inc., a registered bank holding company. Information as to the directors and officers of the Adviser, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of the Adviser in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-69413) filed under the Investment Advisers Act of 1940, as amended, and is incorporated by reference thereto.

Information as to the directors and officers of Westfield Capital Management Company, L.P. (“Westfield”) together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of Westfield in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-34350) filed under the Investment Advisers Act of 1940, as amended, and is incorporated by reference thereto.

ITEM 32. PRINCIPAL UNDERWRITER

(a)	Foreside Distribution Services, L.P. (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	HSBC Funds (f/k/a HSBC Investor Funds)
2.	Princeton Long/Short Treasury Fund, Series of Northern Lights Fund Trust

(b)	The following are the Officers of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant

Mark A. Fairbanks	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Richard J. Berthy	Three Canal Plaza, Suite 100, Portland, ME 04101	President and Treasurer	None

Teresa Cowan	111 E. Kilbourn Avenue, Suite 2200 Milwaukee, WI 53202	Vice President	None

Jennifer K. Di Valerio	899 Cassatt Rd., 400 Berwyn Park, Suite 110, Berwyn, PA 19312	Vice President	None

Jennifer E. Hoopes	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None

Nanette K. Chern	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President and Chief Compliance Officer	None

(c)	Not applicable.

ITEM 33. LOCATION OF ACCOUNTS AND RECORDS

The account books and other documents required to be maintained by the Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder will be maintained at the offices of: HSBC Global Asset Management (USA) Inc., 452 Fifth Avenue, New York, New York 10018; Citi Fund Services Ohio, Inc. 4400 Easton Commons, Suite 200, Columbus, Ohio 43219; Citi Fund Services Ohio, Inc., 800 Boylston Street, 24th Floor, Boston, MA 02199; Westfield Capital Management Company, L.P., One Financial Center, Boston, MA 02111; Northern Trust Company, 50 South LaSalle Street, Chicago, IL 60603; DST Asset Manager Solutions, Inc. 2000 Crown Colony Drive, Quincy, MA 02169.

ITEM 34. MANAGEMENT SERVICES

Not applicable.

ITEM 35. UNDERTAKINGS

None.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this registration statement on Form N-1A (File No. 811-04782) to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, and State of New York on the 23rd day of June, 2021.

HSBC FUNDS

By:
Stefano Michelagnoli*
President

*/s/ Ioannis Tzouganatos
Ioannis Tzouganatos

* Ioannis Tzouganatos, as attorney-in-fact, pursuant to a power of attorney incorporated herein by reference from post-effective amendment No. 273 to the Registration Statement as filed with the SEC on February 18, 2021.